Exhibit 2.2









                           DISTRIBUTION AGREEMENT

                                  BETWEEN

                         IVEX PACKAGING CORPORATION

                                    AND

                       PACKAGING DYNAMICS CORPORATION

                         DATED AS OF MARCH 18, 2002




                                        TABLE OF CONTENTS

                                                                                            Page

ARTICLE I DEFINITIONS

Section 1.01     Definitions...................................................................1

ARTICLE II TRANSFERS AND ASSUMPTION OF LIABILITIES

Section 2.01     Transfers of Certain Assets to Spinco.........................................6

Section 2.02     Assumption of Certain Liabilities.............................................6

ARTICLE III THE DISTRIBUTION

Section 3.01     Cooperation Prior to the Distribution.........................................6

Section 3.02     Ivex Board Action; Conditions Precedent to the Distribution...................7

Section 3.03     The Distribution..............................................................7

ARTICLE IV INDEMNIFICATION AND OTHER MATTERS

Section 4.01     Spinco Group Indemnification of Ivex Group....................................8

Section 4.02     Ivex Indemnification of Spinco................................................8

ARTICLE V ACCESS TO INFORMATION

Section 5.01     Provision of Corporate Records................................................9

Section 5.02     Access to Information.........................................................9

Section 5.03     Litigation Cooperation. From and after the Distribution Date..................9

Section 5.04     Reimbursement................................................................10

Section 5.05     Retention of Records.........................................................10

Section 5.06     Confidentiality..............................................................10

Section 5.07     Inapplicability of Article V to Tax Matters..................................11

ARTICLE VI CERTAIN OTHER AGREEMENTS

Section 6.01     Intercompany Accounts........................................................11

Section 6.02     Further Assurances and Consents..............................................12

Section 6.03     Third Party Beneficiaries....................................................12

ARTICLE VII MISCELLANEOUS

Section 7.01     Notices......................................................................12

Section 7.02     Amendments; No Waivers.......................................................13

Section 7.03     Expenses.....................................................................14

Section 7.04     Successors and Assigns.......................................................14

Section 7.05     Governing Law................................................................14

Section 7.06     Counterparts; Effectiveness..................................................15

Section 7.07     Entire Agreement.............................................................15

Section 7.08     Tax Sharing Agreement; Certain Transfer Taxes................................15

Section 7.09     Jurisdiction.................................................................15

Section 7.10     Severability.................................................................16

Section 7.11     Survival.....................................................................16

Section 7.12     Captions.....................................................................16

Section 7.13     Specific Performance.........................................................16





                           DISTRIBUTION AGREEMENT


         DISTRIBUTION AGREEMENT dated as of March 18, 2002 (this
"Agreement") between Ivex Packaging Corporation, a Delaware corporation ("Ivex"), and Packaging Dynamics Corporation, a Delaware corporation ("Spinco").

                                WITNESSETH:

         WHEREAS, Spinco is presently a wholly-owned subsidiary of Ivex;

         WHEREAS, the Board of Directors of Ivex has determined that it is in the best interests of Ivex, its shareholders and Spinco that the number of shares as provided herein of Spinco Common Stock (as defined below) be distributed pro rata to Ivex's shareholders (provided that all conditions precedent to the Distribution have been satisfied) and that, pursuant to an agreement and plan of merger dated as of March 18, 2002 (the "Merger Agreement") among Ivex, Alcoa Inc., a Pennsylvania corporation ("Parent"), and AI Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), Merger Subsidiary be merged with and into Ivex, as a result of which Ivex will become a wholly-owned subsidiary of Parent (the "Merger");

         WHEREAS, for United States federal income Tax (as defined below) purposes, it is intended that the holders of common stock of Ivex be treated as having received cash consideration from Parent and the Spinco Common Stock in redemption and disposition of the outstanding Ivex Common Stock (as defined below);

         WHEREAS, Ivex is concurrently herewith entering into, or proposes to enter into prior to or on the Distribution Date (as defined below), the Ancillary Agreements (as defined below); and

         WHEREAS, the parties hereto desire to set forth herein the principal corporate transactions to be effected in connection with the Distribution and certain other matters relating to the relationship and the respective rights and obligations of the parties following the Distribution.

         NOW, THEREFORE, the parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS

         Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

         "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act (as defined herein).

         "Agreement" has the meaning set forth in the recitals.

         "Ancillary Agreements" means each of the Tax Sharing Agreement and the PD Letter Agreement.

         "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York.

         "CB" means CB Investors, L.L.C., a Delaware limited liability company.

         "Commission" means the Securities and Exchange Commission.

         "Confidentiality Agreement" means the Confidentiality Agreement dated as of November 29, 2001 between Parent and Ivex.

         "Damages" means, with respect to any person, any and all damages (including punitive and consequential damages), losses, Liabilities and expenses incurred or suffered by such person (including, but not limited to, all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses incurred in connection with any demand, action, claim, suit, countersuit, arbitration, inquiry, proceeding or governmental investigation ("Action") or threatened Action).

         "DCBS" means DCBS Investors, L.L.C., a Delaware limited liability company.

         "Distribution" means the distribution by Ivex, pursuant to the terms and subject to the conditions hereof, of the number of shares as provided herein of Spinco Common Stock on a pro rata basis to the Ivex Shareholders of record as of the Distribution Date.

         "Distribution Agent" means Equiserve Trust Company, N.A.

         "Distribution Date" means the Business Day on which the Distribution is effected.

         "Distribution Documents" means this Agreement and the Ancillary Agreements and any other agreements or documents entered into to effect the transactions contemplated hereby or by the Ancillary Agreements (but excluding the Confidentiality Agreement and the Merger Agreement).

         "Distribution Time" means the time immediately before the Merger Effective Time (as defined below).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Form 10" means the registration statement on Form 10 to be filed by Spinco with the Commission to effect the registration of Spinco Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended from time to time.

         "Group" means, as the context requires, the Spinco Group (as defined below) or the Ivex Group (as defined below).

         "Information Statement" means the information statement to be sent to each Ivex Shareholder of record as of the Record Date in connection with the Distribution.

         "Ivex" has the meaning set forth in the recitals.

         "Ivex Business" means the businesses and operations of the Ivex Group as conducted as of the date hereof.

         "Ivex Common Stock" means the common stock, par value $.01 per share, of Ivex.

         "Ivex Group" means Ivex, the Ivex Subsidiaries and all successors to each of those persons.

         "Ivex Group Liabilities" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time, of or relating to the Ivex Group or Spinco to the extent arising from the conduct of, in connection with or relating to, the Ivex Business, or the ownership or use of assets or property in connection therewith. However, notwithstanding the foregoing, "Ivex Group Liabilities" shall exclude any and all: (1) Liabilities for Taxes (which Liabilities shall be governed by the Tax Sharing Agreement), and (2) other Liabilities to the extent specifically retained or assumed by the Spinco Group.

         "Ivex Indemnitee" has the meaning set forth in Section 4.01(a).

         "Ivex Shareholders" means the holders of the Ivex Common Stock and Options (as defined in the Merger Agreement) (except for options with an exercise price of $23.25).

         "Ivex Subsidiaries" means (i) the direct and indirect Subsidiaries of Ivex other than the Spinco Group, and (ii) the respective minority ownership interests of the Persons referred to in clause (i).

         "Law" means any applicable law, statute, rule or regulation, having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any governmental entity.

         "Liability" or "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured, or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorney's fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any governmental authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under the Distribution Documents, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person.

         "Merger" has the meaning set forth in the recitals.

         "Merger Agreement" has the meaning set forth in the recitals.

         "Merger Effective Time" has the meaning assigned to the term Effective Time in the Merger Agreement.

         "Merger Subsidiary" has the meaning set forth in the recitals.

         "Packaging Investors" means Packaging Investors, L.P., a Delaware limited partnership.

         "Parent" has the meaning set forth in the recitals.

         "PD Letter Agreement" means that certain letter agreement, dated as of March 18, 2002, by and among Ivex, DCBS, CB and Packaging Investors.

         "Record Date" means the date determined by Ivex's Board of Directors (or by a committee of that board or any other persona acting under authority duly delegated to that committee or person by Ivex's Board of Directors or a committee of that Board) as the record date for determining the Ivex Shareholders of record entitled to receive the Form 10.

         "Representatives" has the meaning set forth in Section 5.06.

         "Restructuring" means the settlement of intercompany accounts in accordance with Section 6.01 hereof, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Spinco" has the meaning set forth in the recitals.

         "Spinco Business" means the businesses and operations of the Spinco Group, as conducted on the date hereof, but taking into account the Restructuring.

         "Spinco Common Stock" means the common stock, par value $0.01 per share, of Spinco.

         "Spinco Group" means Spinco, the Subsidiaries of Spinco (including Packaging Holdings, L.L.C. and its Subsidiaries) and all successors to each of those persons.

         "Spinco Indemnitee" has the meaning set forth in Section 4.02(a).

         "Spinco Liabilities" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all Liabilities, whether arising before, at or after the Distribution Time, of or relating to the Ivex Group or the Spinco Group, to the extent arising from the conduct of, in connection with or relating to the Spinco Business, or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, "Spinco Liabilities" shall exclude any and all: (1) Liabilities for Taxes (which Liabilities shall be governed by the Tax Sharing Agreement) and (2) other Liabilities to the extent specifically retained or assumed by the Ivex Group.

         "Subsidiary" means, with respect to any person, any corporation or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such person or by one or more of its respective Subsidiaries or by such person and any one or more of its respective Subsidiaries.

         "Tax" means Tax as such term is defined in the Tax Sharing
Agreement.

         "Tax Sharing Agreement" means the Tax Sharing Agreement to be entered into as of the Distribution Date among Ivex, Parent and Spinco, on customary terms which shall be in form and substance reasonably satisfactory to Ivex, Spinco and Parent.

         "Transfer" has the meaning set forth in Section 2.01.

         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

                                ARTICLE II

                  TRANSFERS AND ASSUMPTION OF LIABILITIES

         Section 2.01 Transfers of Certain Assets to Spinco. Upon the terms and subject to the conditions set forth in the Merger Agreement, this Agreement or any Ancillary Agreement, except as otherwise expressly set forth herein or therein, effective prior to or as of the Distribution Time or as soon as practicable after the Distribution Time, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities, (i) Ivex shall, or, if requested, shall cause the relevant member of Ivex Group to, assign, contribute, convey, transfer and deliver ("Transfer") to Spinco all of the right, title and interest of Ivex or such member of the Ivex Group in and to its ownership interest in Packaging Holdings, L.L.C., a Delaware limited liability company ("Packaging Holdings") and (ii) pursuant to the terms of the PD Letter Agreement, each of DCBS, CB and Packaging Investors shall Transfer to Spinco all of the right, title and interest of DCBS, CB and Packaging Investors, as the case may be, in and to its respective ownership interest in Packaging Holdings.

         Section 2.02 Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions set forth in the Merger Agreement, this Agreement or any Ancillary Agreement, except as otherwise expressly set forth herein or therein, effective as of the Distribution Time, in partial consideration for the Transfers pursuant to Section 2.01, Spinco hereby unconditionally (i) assumes all Spinco Liabilities to the extent not then an existing obligation of the Spinco Group and (ii) undertakes to pay, satisfy and discharge when due in accordance with their terms all Spinco Liabilities.

                                ARTICLE III

                              THE DISTRIBUTION

         Section 3.01 Cooperation Prior to the Distribution. (a) As promptly as practicable after the date of this Agreement, Ivex and Spinco shall prepare, and Spinco shall file with the Commission, the Form 10, which shall include or incorporate by reference the Information Statement. Ivex and Spinco shall use their reasonable best efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable. After the Form 10 has become effective, Ivex shall mail the Information Statement as promptly as practicable to the Ivex Shareholders of record as of the Record Date. The Form 10 shall be included as an attachment to, and be deemed a part of, the Proxy Statement (as defined in the Merger Agreement).

         (a) Ivex and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall take reasonable best efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated hereby or by the Ancillary Agreements.

         (b) Spinco shall prepare, file and use its reasonable best efforts to have approved, subject to official notice of issuance, an application for the listing of the Spinco Common Stock on the New York Stock Exchange ("NYSE") or The Nasdaq Stock Market ("Nasdaq").

         Section 3.02 Ivex Board Action; Conditions Precedent to the Distribution. Ivex's Board of Directors shall establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. Ivex's Board of Directors shall cause the Distribution to occur as promptly as practicable after the date hereof, upon and subject to the satisfaction (or waiver) of the following conditions:

         (a) the Form 10 shall have become effective under the Exchange Act and shall have been mailed to all Ivex Shareholders of record on the Record Date;

         (b) the Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE or Nasdaq, as the case may be, subject to official notice of issuance;

         (c) the transfers referred to in Section 2.01, and the assumptions of Liabilities referred to in Section 2.02, shall have been effected;

         (d) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto; and

         (e) each condition to the Merger set forth in Sections 7.1(a), (b) and (c), 7.2 and 7.3 of the Merger Agreement shall have been satisfied or waived.

         Section 3.03 The Distribution. Subject to the terms and conditions set forth in this Agreement, (a) immediately prior to the Distribution Time, Ivex shall deliver to Spinco for cancellation, for the benefit of the Ivex Shareholders of record on the Distribution Date, a stock certificate or certificates, endorsed by Ivex in blank, representing all of the then-outstanding shares of Spinco Common Stock owned by Ivex, (b) the Distribution shall be effective as of the Distribution Time and (c) Spinco shall issue and deliver to each of Ivex, DCBS, CB and Packaging Investors the number of shares of Spinco Common Stock to be received by such party as set forth in paragraph 2 of the PD Letter Agreement and (d) Ivex shall instruct the Distribution Agent to distribute, as soon as practicable after the Distribution Date, to each Ivex Shareholder of record as of the Distribution Date, one share of Spinco Common Stock for every five shares of Ivex Common Stock or shares covered by an Option (except for any Option with an exercise price of $23.25) so held rounded up to the nearest whole share. The Merger and Distribution shall be effected such that the Merger Consideration (as defined in the Merger Agreement) and the shares of Spinco Common Stock to be distributed in the Distribution are payable and distributable, as applicable, only to the same Ivex Shareholders, it being understood that the Distribution shall be effective immediately before the Merger Effective Time.

                                ARTICLE IV

                     INDEMNIFICATION AND OTHER MATTERS

         Section 4.01 Spinco Group Indemnification of Ivex Group. (a) From and after the Distribution Date, the Spinco Group shall indemnify, defend and hold harmless each member of the Ivex Group, their Affiliates (including, for the avoidance of doubt, Parent) and their respective officers, directors and employees (each, an "Ivex Indemnitee") from and against any and all Damages incurred or suffered by any Ivex Indemnitee arising out of (i) any and all Spinco Liabilities and (ii) the breach by Spinco of any obligation under any Distribution Document (subject to any limitation set forth therein), other than the Tax Sharing Agreement (all indemnities thereunder being governed by the specific terms of the Tax Sharing Agreement), including Damages reasonably incurred, arising out of enforcement of this Section 4.01.

         (b) From and after the Distribution Date, the Spinco Group shall indemnify, defend and hold harmless each Ivex Indemnitee and each person, if any, who controls any Ivex Indemnitee within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (in each case as amended or supplemented), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than the Ivex Group) specifically for use therein.

         Section 4.02 Ivex Indemnification of Spinco. (a) From and after the Distribution Date, the Ivex Group shall indemnify, defend and hold harmless Spinco, its Affiliates and its officers, directors and employees (each, a "Spinco Indemnitee") from and against any and all Damages incurred or suffered by any Spinco Indemnitee arising out of (i) any and all Ivex Group Liabilities and (ii) the breach by any member of the Ivex Group of any obligation under any Distribution Document (subject to any limitation set forth therein), other than the Tax Sharing Agreement (all indemnities thereunder being governed by the specific terms of the Tax Sharing Agreement), including Damages reasonably incurred arising out of enforcement of this Section 4.02.

         (b) From and after the Distribution Date, the Ivex Group shall indemnify, defend and hold harmless each Spinco Indemnitee and each person, if any, who controls any Spinco Indemnitee within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (in each case as amended or supplemented), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than the Ivex Group) specifically for use therein.

                                 ARTICLE V

                           ACCESS TO INFORMATION

         Section 5.01 Provision of Corporate Records. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating primarily to the other Group or its business, assets and affairs (after giving effect to the transactions contemplated hereby); provided that if any such documents, contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, contracts, books, records or data. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date, except as otherwise specifically set forth in this Agreement or any Ancillary Agreement.

         Section 5.02 Access to Information. From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated Representatives reasonable access during normal business hours to all documents, contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (after giving effect to the transactions contemplated hereby), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

         Section 5.03 Litigation Cooperation. From and after the Distribution Date: (a) each Group shall use all reasonable best efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its current and former directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action or threatened Action arising out of either Group's business and operations in which the requesting party may from time to time be involved.

         (b) Each party hereto shall promptly notify the other party hereto, upon its receipt or the receipt by any of its Affiliates, of a request or requirement (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) which relates to the business and operations of the other party (a "Request") reasonably regarded as calling for the inspection or production of any documents or other information in its possession, custody or control, as received from any person that is a party in any Action, or in the event the person delivering the Request is not a party to such Action, as received from such person. In addition to complying with the applicable provisions of Section 5.06, each party shall assert and maintain, or cause its Affiliates to assert and maintain, any applicable claim to privilege, immunity, confidentiality or protection in order to protect such documents and other information from disclosure, and shall seek to condition any disclosure which may be required on such protective terms as may be appropriate. No party may waive, undermine or fail to take any action necessary to preserve an applicable privilege without the prior written consent of the affected party hereto (or any affected Affiliate or Affiliates of any such party) except, in the opinion of such party's counsel, as required by law.

         Section 5.04 Reimbursement. Except to the extent that any member of one Group is obligated to indemnify any member of the other Group under
Article IV for that cost or expense, each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 5.01, 5.02 or 5.03 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses that may be incurred in providing such information, witnesses or cooperation.

         Section 5.05 Retention of Records. From and after the Distribution Date, except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the then general practice of such party with respect to information relating to its own business and operations. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 calendar days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

         Section 5.06 Confidentiality. From and after the Distribution Date, each party shall hold and shall cause its Affiliates and their respective directors, officers, employees, counsel, accountants, agents, consultants, advisors and other authorized representatives ("Representatives") to hold in strict confidence all documents and other information (other than any such documents and other information relating solely to the business or affairs of such party) concerning the other party and/or its Affiliates ("Confidential Information") unless such party would be permitted to disclose such information pursuant to the terms of the third and fourth paragraphs of the Confidentiality Agreement. Notwithstanding the foregoing, such party may disclose such Confidential Information to its Representatives so long as such persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such documents and/or other information confidentially. In the event that such party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose any of the Confidential Information, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section 5.06. Such party shall exercise reasonable best efforts to preserve the confidentiality of the Confidential Information, including, but not limited to, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order or other remedy or the absence of receipt of a waiver of the other party, such party or any of its Representatives is nonetheless legally compelled to disclose any of the Confidential Information, such party or such Representative may disclose only that portion of the Confidential Information which is legally required to be disclosed. Such party agrees to be responsible for any breach of this Section 5.06 by it and/or its Representatives.

         Section 5.07 Inapplicability of Article V to Tax Matters. Notwithstanding anything to the contrary in this Article V, this Article V shall not apply with respect to documents, other information and/or other matters relating to Taxes, all of which shall be governed by the Tax Sharing Agreement.

                                ARTICLE VI

                          CERTAIN OTHER AGREEMENTS

         Section 6.01 Intercompany Accounts. (a) Except as otherwise specifically set forth herein or in any of the Ancillary Agreements or in the Merger Agreement, (i) at the Distribution Time Ivex shall deliver or cause to be delivered to Packaging Holdings for cancellation that certain 12.0% Subordinated Note due November 21, 2005, dated November 20, 1998, made by Packaging Holdings payable to IPMC, Inc. in the original principal amount of $12,500,000 and (ii) all intercompany accounts receivable and accounts payable between any member of one Group and any member of another Group in existence at the Distribution Time shall be paid in full, in cash or other immediately available funds, by the party or parties owing such obligations as soon as practicable (but in no event more than 30 calendar days after the Distribution Time). Ivex represents and warrants that there are no material intercompany accounts receivable and accounts payable between any member of the Ivex Group and any member of the Spinco Group.

         (b) Except as otherwise contemplated hereby or as set forth on
Schedule 6.01 or in any of the other Ancillary Agreements or in the Merger Agreement, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between any member of the Spinco Group and any member of the Ivex Group shall be terminated effective as of the Distribution Time, if not previously terminated. No such agreements or arrangements shall be in effect after the Distribution Time unless embodied in this Agreement, the Ancillary Agreements or set forth on Schedule 6.01.

         Section 6.02 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement. The parties agree to enter into and execute such additional Distribution Documents as may be reasonably necessary, proper or advisable to effect the transactions contemplated by this Agreement or the Ancillary Agreements, provided, however that such additional Distribution Documents shall not diminish any of the rights granted or increase any of the Liabilities assumed under this Agreement or the Ancillary Agreements.

         Section 6.03 Third Party Beneficiaries. Parent shall be a third party beneficiary of this Agreement. Except as contemplated in the preceding sentence, nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns and Parent, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of Article IV shall inure to the benefit of the Spinco Indemnitees and the Ivex Indemnitees.

                                ARTICLE VII

                               MISCELLANEOUS

         Section 7.01 Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when received addressed as follows:

                  If to Ivex to:

                        Ivex Packaging Corporation
                        100 Tri-State Drive, Suite 200
                        Lincolnshire, Illinois 60069
                        Telecopy: (847) 945-9184
                        Attention: Frank V. Tannura
                                   Executive Vice President and
                                     Chief Financial Officer

                  With copies to:

                        Alcoa Inc.
                        390 Park Avenue
                        New York, New York 10022-4608
                        Telecopy:  (212) 836-2844
                        Attention: Lawrence R. Purtell, Esq.

                  If to Spinco, to:

                        Spinco

                        ----------------------
                        ----------------------
                        ----------------------

                        c/o Ivex Packaging Corporation
                        100 Tri-State Drive, Suite 200
                        Lincolnshire, Illinois 60069
                        Telecopy: (847) 945-9184
                        Attention: Frank V. Tannura
                                   Executive Vice President and
                                     Chief Financial Officer

         Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

         Section 7.02 Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Ivex and Spinco, or in the case of a waiver, by the party against whom the waiver is to be effective. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver shall be subject to the written consent of Parent.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 7.03 Expenses. All costs and expenses incurred by Ivex or Spinco in connection with the preparation, execution and delivery of the Ancillary Agreements and the consummation of the Distribution and the other transactions contemplated hereby and therein (including the fees and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparation, filing and printing of the Form 10 and the Information Statement) shall be paid by Ivex; provided that Parent and its Affiliates shall pay their own expenses, if any, incurred in connection with the Distribution.

         Section 7.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. If any party or any of its successors or assigns (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

         Section 7.05 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws rules thereof.

         Section 7.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         Section 7.07 Entire Agreement. This Agreement, the Merger Agreement, the Confidentiality Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Confidentiality Agreement, the Merger Agreement or the other Distribution Documents has been made or relied upon by any party hereto. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Ancillary Agreement, the provisions of such other Ancillary Agreement shall prevail.

         Section 7.08 Tax Sharing Agreement; Certain Transfer Taxes. (a) Except as otherwise specifically provided herein and not inconsistent with the Tax Sharing Agreement, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses or liabilities relating to Taxes shall be exclusively governed by the Tax Sharing Agreement. The Tax Sharing Agreement shall provide that all income Taxes imposed on a member of the Ivex Group as a result of the Transfer or Distribution shall be borne by the Ivex Group.

         (b) Except as otherwise provided in the Ancillary Agreements, all transfer, documentary, sales, use, stamp and registration taxes and fees (including any penalties and interest) incurred in connection with any of the transactions described in Article II of this Agreement shall be borne and paid by Ivex. The party that is required by applicable law to file any Return (as defined in the Tax Sharing Agreement) or make any payment with respect to any of those taxes shall do so, and the other party shall cooperate with respect to that filing or payment as necessary. The non-paying party shall reimburse the paying party in accordance with this
Section 7.08(b), as appropriate, within 5 Business Days after it receives notice of the payment of those taxes. This Section 7.08(b) shall be interpreted in accordance with the principles set forth in the Tax Sharing Agreement and shall be subject to the dispute resolution provisions contained in the Tax Sharing Agreement.

         Section 7.09 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the other Distribution Documents or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement, the Distribution Documents or any transaction contemplated hereby or thereby in any court other than any Delaware state court or any federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of, this Agreement, the other Distribution Agreements or any transaction contemplated hereby or thereby. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

         Section 7.10 Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

         Section 7.11 Survival. All covenants and agreements of the parties contained in this Agreement and the Confidentiality Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth therein.

         Section 7.12 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 7.13 Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).



         IN WITNESS WHEREOF the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.


                                           IVEX PACKAGING CORPORATION


                                           By: /s/ G.D. Patterson
                                               -----------------------
                                               Name:  G.D. Patterson
                                               Title: VP and General Counsel


                                           PACKAGING DYNAMICS CORPORATION


                                           By: /s/ Frank V. Tannura
                                               --------------------------------
                                               Name:  Frank V. Tannura
                                               Title: Authorized Signatory